Exhibit 10.1
[COMPANY LETTERHEAD]

June1, 2006

Jack L. Waterman
Chairman and CEO
VitalStream Holdings, Inc.
1 Jenner, Suite 100
Irvine, California 92618

Dear Jack,

As approved by the Company’s Board of Directors, this letter is intended to amend the terms of your employment previously agreed to by you and VitalStream in the company’s offer letter to you dated May 20, 2006.

The offer letter contains language in third paragraph thereof that states as follows:

“In the event a “Change of Control” occurs (as defined below) and you subsequently elect to terminate your employment with the Company following a material diminution in the level of your duties or salary, or a material relocation of your principal place of employment, such termination will cause 50% of your then unvested options to become exercisable as of the date of such termination. If you are terminated without cause at any time during the six months prior to or after a “Change of Control” event, such termination will cause 50% of your then unvested options at the time of such termination to become vested as of the later to occur of the date of such termination or “Change of Control” event. A “Change of Control” means (a) a transaction (or a related series of transactions not in the ordinary course of business) in which a majority of the assets or business of the Company is transferred, by merger, lease, sale, consolidation, plan of exchange, split-up, split-off, spin-off, reorganization, liquidation or other transfer, to a person or entity that is not a parent of the Company, a wholly-owned subsidiary of the Company or another entity in which the shareholders of the Company immediately prior to such transaction (or the first of a series of related transactions) receive in the transaction on a pro rata basis and own immediately after the transaction (or the last of a series of related transactions) 55% of more of the issued and outstanding shares of capital stock, or (b) a transfer by one or more shareholders, in one transfer or several related transfers (such as in response to a tender offer or in a collectively negotiated sale), of 55% or more of the Common Stock outstanding on the date of such transfer (or the first of such related transfers) to persons, other than wholly-owned subsidiaries, who were not shareholders of the Company prior to the first such transfer.”

Letter to Jack L. Waterman

June 1, 2006

The foregoing language of the offer letter shall be replaced in its entirety by the following language:

“In the event a “Change of Control” occurs (as defined below), such Change of Control will cause 100% of your then unvested options to become exercisable as of the date of consummation of the Change of Control. For purposes of the foregoing, a “Change of Control” means (a) a transaction (or a related series of transactions not in the ordinary course of business) in which a majority of the assets or business of the Company is transferred, by merger, lease, sale, consolidation, plan of exchange, split-up, split-off, spin-off, reorganization, liquidation or other transfer, to a person, entity or group (within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934)(collectively, a “Person” or “Persons”) that is not a parent of the Company, a wholly-owned subsidiary of the Company or another Person in which the shareholders of the Company immediately prior to such transaction (or the first of a series of related transactions) receive in the transaction on a pro rata basis and own immediately after the transaction (or the last of a series of related transactions) 51% of more of the issued and outstanding shares of capital stock, or (b) a transfer by one or more shareholders, in one transfer or several related transfers (such as in response to a tender offer or in a collectively negotiated sale), of 51% or more of the Common Stock outstanding on the date of such transfer (or the first of such related transfers) to Persons, other than wholly-owned subsidiaries, who were not shareholders of the Company prior to the first such transfer. If you are terminated from your employment with the Company at any time without “Cause” (as defined below) or you elect to terminate your employment with the Company for “Good Reason” (as defined below), such termination will cause 100% of your then unvested options at the time of such termination to become vested as of the date of such termination. For purposes of the foregoing, “Cause” means (a) gross or willful misconduct; (b) violation of a Company policy which is materially detrimental to the Company, its businesses, customers or employees; (c) repeated failure to perform the duties of Chief Executive Officer as required by the Board of Directors, despite specific instructions to do so; (d) material misrepresentation or fraud; (e) misappropriation, theft or embezzlement of the Company’s or its subsidiaries’ property or assets; (f) misappropriation of the Company’s or its subsidiaries’ trade secrets or confidential information; (g) conviction of or entry of a plea of nolo contendere to any felony or a crime of moral turpitude; or (h) physical or mental disability such that you are not able to perform the essential functions of your position with or without reasonable accommodation for any consecutive period exceeding twenty-six (26) weeks, as documented by a licensed physician. For purposes of the foregoing, “Good Reason” means a material diminution in the level of your duties or salary, or a material relocation of your principal place of employment, in each case without your written consent.”

Letter to Jack L. Waterman

June 1, 2006

The amended terms of your offer letter set forth above shall become effective as of June 1, 2006, when these terms have been agreed to and accepted by you as evidenced by your signature below and return of the signed letter to the company’s COO or CLO. Except as explicitly amended by this letter, the original letter agreement of May 20, 2006 shall continue in full force and effect in accordance with its terms.

VITALSTREAM HOLDINGS, INC.

/s/ Philip N. Kaplan

Philip N. Kaplan
President and Chief Operating Officer

Agreed & Accepted:	Date

/s/ Jack L. Waterman	June 7, 2006
Jack L. Waterman